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                               [AT&T CAPITAL CORPORATION LETTERHEAD]

NEWS RELEASE                                                              [LOGO]
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For more information:                                  44 Whippany Road
David P. Caouette                                      Morristown, NJ 07962-1983
201-397-8724 (office)                                  201 397-3000
201-435-3494 (home)


                         CONSORTIUM COMPLETES PURCHASE
                                OF AT&T CAPITAL

For Immediate Release: October 1, 1996

     Morristown, N.J. -- AT&T Capital Corporation today announced the completion of its merger with a majority-owned subsidiary of GRS Holding Company Ltd. ("GRSH"), owner of a U.K. rail leasing company. Following the merger, the company is owned by a leasing consortium composed of certain members of AT&T Capital's senior management, led by Chairman and CEO Tom Wajnert and GRSH.

     As a result of the merger, stockholders of AT&T Capital will receive $45 in cash for each outstanding share of the company's common stock. Instructions concerning the exchange of shares for cash will be mailed shortly to the company's stockholders of record by First Chicago Trust Company of New York, the paying agent.

     The company will continue under the name "AT&T Capital Corporation" and will maintain its headquarters in Morristown, New Jersey.


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